Exhibit 99.1

CONTACT: Patrick D. Spangler, CFO ev3 Inc. 9600 54th Avenue North Plymouth, Minnesota 55442 (763) 398-7000 pspangler@ev3.net ev3 Inc. Establishes $37.5 Million Credit Facility

With SVB Silicon Valley Bank

Financial Guidance for 2006 Reaffirmed

Plymouth, MN—June 28, 2006—ev3 Inc. (NASDAQ:  EVVV), a global endovascular device company, announced today that it has established a $37.5 million credit facility with SVB Silicon Valley Bank’s Minneapolis office.  The company also reaffirmed previous financial guidance for the second quarter and full year of 2006.

The credit facility consists of a two-year collateral-backed $30 million revolving line of credit and $7.5 million line of equipment financing with a four-year maturity. The borrowing base of the revolving line is a percentage of the company’s eligible receivables and inventory. This new facility, along with its existing cash and cash equivalents, provide ample liquidity and financial flexibility to meet the operating, strategic and corporate development needs of the company for the foreseeable future.

ev3 reaffirmed its previous guidance that it expects net sales in the second quarter and full year 2006 to be in the range of $45 to $49 million and $196 to $208 million, respectively. The company noted further that it expects second quarter sales to be closer to the high end of its previous guidance range. ev3 also reaffirmed that it expects quarterly operating losses to be reduced during 2006 as compared to its quarterly operating losses for fiscal year 2005.

About ev3

ev3 Inc. is a global medical device company focused on endovascular technologies for the minimally invasive treatment of vascular diseases and disorders. ev3 and the ev3 logo are trademarks of ev3 Inc., registered in the U.S. and other countries.

About Silicon Valley Bank

SVB Silicon Valley Bank is a member of global financial services firm SVB Financial Group, with SVB Alliant, SVB Capital and SVB Global. SVB Silicon Valley Bank provides banking services to emerging growth and mature companies in the technology, life science, private equity and premium wine industries. Through its focus on specialized markets and extensive knowledge of the people and business issues driving them, SVB Silicon Valley Bank provides a level of service and partnership that measurably impacts its clients’ success. Founded in 1983 and headquartered in Santa Clara, Calif., the company serves clients around the world through SVB

Financial Group’s 27 U.S. offices and three international operations. More information on the company can be found at www.svb.com.

SVB Silicon Valley Bank refers to the commercial banking operation of SVB Financial Group, which includes Silicon Valley Bank, the California bank subsidiary of SVB Financial Group.

Statements contained in this press release that are not historical information are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected or implied. Such potential risks and uncertainties relate, but are not limited, to, in no particular order:  product demand and market acceptance; the impact of competitive products and pricing and success of clinical testing. More detailed information on these and additional factors which could affect ev3 Inc.’s operating and financial results are described in the company’s filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K. ev3 Inc. urges all interested parties to read these reports to gain a better understanding of the many business and other risks that the company faces. Additionally, ev3 Inc. undertakes no obligation to publicly release the results of any revisions to these forward-looking statements, which may be made to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

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